Exhibit 99.01

VALERO ENERGY CORPORATION BOARD OF DIRECTORS

ELECTS NEW MEMBER

SAN ANTONIO, July 26, 2012 — Valero Energy Corporation (NYSE: VLO) announced today that Deborah Platt Majoras has been elected to the company’s board of directors. Majoras, 48, is Chief Legal Officer and Secretary of The Procter & Gamble Company. Previously she served as Chairman of the Federal Trade Commission, Deputy Assistant Attorney General in the U.S. Department of Justice’s Antitrust Division, and a partner at the Jones Day law firm. Majoras is a member of the boards of trustees of the Cincinnati USA Regional Chamber, the Cincinnati Legal Aid Society and the Cincinnati Playhouse in the Park. She is also on the boards of Westminster College and the Leadership Council on Legal Diversity, and is co-chair of the U.S. Chamber of Commerce International Competition Policy Working Group. “Deborah is an outstanding addition to the Valero board of directors, and we’re pleased to welcome her,” said Valero Chairman and CEO Bill Klesse. “She brings a wealth of experience and knowledge.”

About Valero: Valero Energy Corporation, through its subsidiaries, is an international manufacturer and marketer of transportation fuels, other petrochemical products and power. Valero subsidiaries employ approximately 22,000 people, and assets include 16 petroleum refineries with a combined throughput capacity of approximately 3 million barrels per day, 10 ethanol plants with a combined production capacity of 1.2 billion gallons per year, and a 50-megawatt wind farm. Approximately 6,800 retail and branded wholesale outlets carry the Valero, Diamond Shamrock, Shamrock and Beacon brands in the United States and the Caribbean; Ultramar in Canada; and Texaco in the United Kingdom and Ireland. Valero is a Fortune 500 company based in San Antonio. Please visit www.valero.com for more information.

Bill Day

Executive Director of Media Relations

Valero Energy Corporation

(210) 345-2928 office

(210) 621-7191 mobile